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                                                                   EXHIBIT 10.12



                            BASIC ORDERING AGREEMENT


THIS AGREEMENT ("Agreement") is hereby entered into on May __, 1999 (the "Effective Date") by and between Alta Software, Inc., 11480 Sunset Hills Road, Reston, Virginia 20190 ("Alta") and Equifax Secure, Inc., 1600 Peachtree Street, N.W. Atlanta, Georgia 30309 ("Equifax") subject to the following terms and conditions. For purposes of this Agreement and any Addendum thereto, Alta and Equifax shall be collectively referred to as the Parties, and each individually as a Party.

1. General Undertaking. The Parties are entering into this Agreement to establish a relationship whereby Equifax may, from time to time, commission Alta to perform certain technical consulting, software design, development, training, support or other professional or technical services agreed to by the Parties.

2.       Task Orders.

         (a) Work to be performed under this Agreement shall be described in a Task Order ("TKO"), which in each instance shall become effective and accordingly be incorporated herein as an Addendum to this Agreement at the time it is signed by the President of Alta and by an authorized representative of Equifax. Such execution of a TKO shall represent a commitment by and between Equifax and Alta whereby Equifax shall commission and pay Alta for, and Alta shall perform, the services described in such TKO in accordance with the hourly rates and terms, and subject to the conditions, set forth therein and in this Agreement. Alta's workers shall maintain contemporaneous daily time records of every hour spent and all tasks performed, which shall be submitted to Equifax as written attachments to each invoice. Any total dollar amounts or time schedules referenced in a TKO shall be considered reasonably accurate estimates, subject to revision. Alta generally does not perform services on a fixed price basis, so any exception must be separately negotiated in a TKO with a clear Statement of Work.

         (b) Quality assurance meetings will be held between the designated representatives of the Parties on a regular basis as described in the project management plan for each TKO, but in any event at least monthly. At a minimum, the project management plan will provide for Alta to report to Equifax, in a mutually agreed upon time frame and report format, orally and in writing, on the following issues: (i) progress against milestones; (ii) a short description of technical problems in meeting such milestones (if any); (iii) the proposed recovery method, if needed, to meet next milestone; (iv) any potential schedule delays in meeting next





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milestone; (v) detailed cost estimates incurred to date (including all hours billed to Equifax in the previous week); and (vi) if applicable, detailed cost estimates for suggested recovery methods to meet milestones or costs attributable to schedule delay in meeting next milestone.

         (c) To the extent reasonably required by Alta when Alta is performing work at the Equifax site, Equifax shall provide the tools, materials, equipment and other business items necessary to perform the services as set forth in each TKO.

3.       Term.

         (a) Generally. This Agreement shall become effective on the Effective Date and, unless terminated earlier in accordance with Section 3(b)("Early Termination of TKO"), Section 10(c) ("Acceptance Test and Remedy"), or with Section 12 ('Default"), shall continue in full force and effect for a period of one (1) year ("Term"), and shall automatically be renewed for successive one (1) year Terms unless either Party gives the other Party written notice within thirty (30) days prior to expiration of the then current Term that the Agreement shall not be renewed; provided, however, that if at the time such Party notifies the other in writing of its intent not to renew the Agreement there is outstanding one or more TKOs, then the Term of the Agreement shall be deemed automatically extended as needed to be coterminous with any such outstanding TKO.

         (b) Early Termination of TKO. The Parties agree that execution of a TKO establishes a mutual commitment to the project described therein for the stated duration or, if not stated, the reasonably anticipated duration of the TKO. If Equifax determines for any reason that it does not want to complete a TKO, Equifax may terminate the TKO for convenience by giving Alta a minimum of thirty (30) days written notice of termination (the "Termination Notice"). If there is an outstanding TKO, Alta may only terminate the TKO if Equifax fails to cure a material breach of its obligations under this Agreement pursuant to
Section 12 (Default).

         (c) Transitional Assistance by Alta. If Equifax determines, in its sole discretion, that it needs transitional assistance with respect to one or more outstanding TKOs (the "Transitional Assistance"), Equifax will give Alta written notice of such need for the Transitional Assistance within five
(5) business days after Equifax delivers the Termination Notice to Alta (the "Assistance Notice"). Alta hereby agrees that, upon delivery by Equifax of the Assistance Notice, Alta shall provide to Equifax and its Affiliates, and Equifax agrees to pay for, at the applicable rates hereunder and in accordance with Section 3(c)(i) below, the Transitional Assistance. If Equifax is in material breach of the payment obligations under this Agreement, Alta may condition Transitional Assistance on payment or mutual resolution of outstanding amounts due and receiving adequate assurance of





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prompt payment for the final period of performance, including Transitional
Assistance.

                 (i) The Transitional Assistance shall be performed as follows:

(A) Within (5) business days after Equifax delivers the Assistance Notice, the designated representatives of the Parties will need to assess and agree to a written list of objectives, services, deliverables, milestones and schedules that Alta will provide to Equifax and its Affiliates (the "Transitional Plan"). In the event that the Parties cannot complete the Transitional Plan in one meeting, the designated representatives will set a schedule for finalizing the Transitional Plan, which must be completed within thirty (30) days following the date of the Termination Notice, unless otherwise agreed to in a writing mutually executed by the Parties. If Equifax delivers the Assistance Notice, each Party agrees that it will commit the reasonably required resources to (a) finalize the Transitional Plan and (b) meet the objectives and schedule of the Transitional Plan.

(B) Unless otherwise agreed to in a writing mutually executed by the Parties, Alta shall commence providing the Transitional Assistance no later than thirty (30) days following the date of the Termination Notice. Once the Transitional Assistance begins, Alta agrees that it will provide the Transitional Assistance for a period of thirty (30) days; provided, however, that if during the third week of Transitional Assistance, Equifax determines, in its reasonable discretion, that a critical component(s) of the Transitional Plan will not be complete by the 30th day of Transitional Assistance, Equifax will provide written notice thereof to Alta, whereupon Alta agrees that it will continue to provide for an additional fifteen (15) day period, the reasonable Transitional Assistance required to address such critical component(s).

         (d) Effect of Termination. Termination shall have no effect on Equifax's obligation to pay the applicable labor rate for services performed prior to the effective date of termination (including any period of Transition Assistance). Termination shall have no effect on the provisions of Section 3(c)("Transitional Assistance by Alta"), Section 5 ("Proprietary Rights to Intellectual Property"), Section 6 ("Confidential Information"), Section 7 ("Nonsolicitation"), Section 9 ("Warranties"), Section 10 ("Limitation of Remedies & Liabilities"), Section 11 ("Notices") or other provision which by its nature governs post-termination events.

4.       Invoices, Payment, Certain Costs & Taxes.

         (a) Generally. All services are rendered on a time and materials basis and shall be invoiced monthly as work progresses. Invoices shall be submitted monthly and shall be paid within thirty (30) days from date of Equifax's receipt of the invoice.





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         (b)     Payment Disputes.  If Equifax disputes any portion of an
invoiced amount, it shall give Alta's Chief Financial Officer notice within fifteen (15) days after receiving the invoice of the amount in dispute and the reasons for the dispute. Equifax shall pay the undisputed portion within the original thirty (30) day payment period. The Parties shall promptly evaluate the disputed amount and use their commercially reasonable efforts to resolve the issue within such thirty (30) day payment period. Equifax may not withhold or "setoff" any undisputed amounts due and Alta reserves the right to cease work without prejudice if undisputed amounts are not paid when due. Alta may contest withheld payments by invoking the dispute resolution procedures set forth in Section 18 ("Dispute Resolution").

         (c) Late Payment. Extension of trade credit is conditioned upon prompt payment of undisputed amounts due hereunder. Any late payment which is subsequently determined by both Parties or by a court of competent jurisdiction to be unexcused shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest which shall commence accruing on the thirty-first (31st) day following Equifax's receipt of the invoice at the rate of one (1) percent per month until paid.

         (d) Certain Costs and Taxes. Unless otherwise stated in a TKO, prices quoted do not include, and Equifax shall reimburse Alta for, all costs of travel (air & cab fare, lodging and auto rental) and out-of-pocket costs for overnight courier, long-distance telephone and the like, provided such costs of travel and out-of-pocket costs are pre-approved by Equifax or budgeted in the respective TKO, or relate to travel made at the specific request of Equifax. Equifax shall pay, indemnify and hold Alta harmless from all federal state or local sales, use, value-added, gross receipts, personal property or sales tax, duty or other levy (other than taxes imposed on the net income, profits or capital gains of Alta), and any interest or penalties imposed thereon, with respect to the services or deliverables contemplated herein Alta shall pay, indemnify and hold Equifax harmless from all workers compensation and payroll taxes applicable to Alta personnel.

5.       Proprietary Rights to Intellectual Property.

         (a) Custom Work Product Defined. "Custom Work Product" means the resulting work product (including all functional and technical designs, software programs, modules, code, algorithms, flowcharts, data diagrams, documentation and the like) created by Alta after the Effective Date on behalf of Equifax and in furtherance of a specific TKO. Custom Work Product does not include any pre-existing software owned by Alta, its workers or by any third party that is (i) incorporated or "embedded" into the Custom Work Product; and
(ii) separately identified in writing in an attachment or amendment to the TKO or otherwise in writing by Alta prior to the work being performed; and (iii) approved in writing by Equifax's designated project representative(s), for Alta to incorporate or "embed"





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into the Custom Work Product ((i), (ii) and (iii) collectively referred to herein as the "Embedded Software").

         (b) Ownership of Custom Work Product. Subject only to Equifax's payment of amounts due hereunder for Custom Work Product at issue:

(i) Work for Hire. Equifax shall own all right, title and interest to all Custom Work Product. Alta expressly acknowledges and agrees that all such Custom Work Product constitutes "work made for hire" under the Federal copyright laws (17 U.S.C. Sec. 101) owned exclusively by Equifax.

(ii) Back--Up Assignment. If and to the extent that Alta may, under applicable law, be entitled to claim any ownership interest in the Custom Work Product, Alta irrevocably transfers, grants, conveys, and relinquishes exclusively to Equifax all of its right, title and interest in the Custom Work Product under patent, copyright, trade secret, and trademark law, in perpetuity or for the longest period otherwise permitted by law.

(iii) Further Assurances. Alta shall sign upon request, all documents necessary to vest title in Equifax to any specific patent, trademark and/or copyright or application, or filing therefore prepared by Equifax, and covering the Custom Work Product, or efforts related to the Custom Work Product. Alta shall also sign upon request, any document necessary for the filing and prosecution of patent, trademark and/or copyright applications in the United States and elsewhere, including divisional continuation, revival renewal or reissue applications. Alta shall cooperate and assist Equifax in preparing, filing and prosecuting any and all such patent, trademark and copyright applications during the Term of this Agreement and for two (2) years following its termination. Equifax shall bear all costs associated with the prosecution of such patent, trademark and/or copyright applications.

(iv) License to Equifax of Embedded Software. Except as otherwise specifically set forth in a TKO addressing the subject: (i) this Agreement conveys no ownership rights to Equifax with respect to Embedded Software, and
(ii) Equifax and its Affidavits are hereby granted a royalty-free, transferable, perpetual irrevocable, world-wide, nonexclusive right and license:

A. To use, execute, reproduce, display, perform, and prepare derivative works of the Embedded Software in conjunction with and as an integral part of, Equifax's or its Affiliates' use of the Custom Work Product or any derivative work thereof, or other systems in support of Equifax's or its Affidavits' business operations including, without limitation, providing so-called "on-behalf of' processing services or other substantial outsourcing services to Equifax's or its Affiliates' clients and providing the Services. As used in this Agreement the term "Services" means the services provided by Equifax and its Affiliates in the certification authority services, registration authority services, authentication services, directory services and other





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electronic commerce services Equifax and its Affiliates provides now or in the future;

B. To authorize third party consultants to exercise the foregoing rights on behalf of Equifax, subject to such consultants' execution of nondisclosure agreements in a form substantially similar to that referenced in Section 6 ("Confidential Information, or as otherwise agreed by Alta;

C. To sublicense the Embedded Software in executable form as an integral part of Custom Work Product to Equifax's or its Affiliates' clients to enable them and their subcontractors to process data in support of their business operations. Such licenses may not be further sublicensed by Equifax's or its Affiliates' clients to other parties, except as necessary for such clients to conduct their normal business operations.

Alta reserves all rights in Embedded Software not expressly granted.

As used in this Agreement, the term Affiliates means with respect to a Party, any entity or person at any time Controlling, Controlled by or under common Control with such Party. The terms "Control," "Controlling" and "Controlled" means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of an entity or other person, whether through ownership of voting securities, by contract or otherwise.

         (c) License Back to Alta. Equifax irrevocably grants Alta a royalty-free, perpetual worldwide, nonexclusive license to use, execute, reproduce, display, perform, prepare derivative works, sublicense and reuse on projects to be performed by Alta for other Alta clients any Custom Work Product of a Generic nature. For these purposes, "Generic" means Custom Work Product that is of more general application and not uniquely associated with Equifax's proprietary processes or technology (giving special regard to the competitive advantage the technology provides Equifax in its actual and demonstrably anticipated fines of business). To clarify the status of particular components, the Parties may (but are not required to) identify in the relevant TKO components that are of a Generic nature, and components that are unique to Equifax or its Affiliates and that do not fall within the scope of the license granted by this Subsection 5(c).

6. Confidential Information. The provisions of a certain "Mutual Nondisclosure Agreement" between the Parties dated November 19, 1998, is hereby incorporated by reference into this Agreement in its entirety as if fully set forth herein The Parties agree that the term "Initiative" as defined in Section Recitals(A.) of the Mutual Nondisclosure Agreement is hereby revised as follows: "In connection with this Agreement and any current or anticipated TKO between the parties or any related products, services and/or cooperative arrangements with respect to or supporting electronic commerce initiatives by either or both of the parties (the "Initiative") To the extent there is a conflict between the Mutual Nondisclosure





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Agreement and this Agreement, the terms and conditions of this Agreement shall control

7. Nonsolicitation. During the Term and for a period of two (2) years after the termination of this Agreement, each Party agrees not to hire, solicit, nor attempt to hire or solicit the services or business of any teaming partner, employee, subcontractor (or employee/second tier subcontractor thereof) of the other Party or any of its Affiliates without the prior written consent of such other Party. The covenant against solicitation does not apply to general solicitation in publications or other media.

8. Injunctive Relief. The Parties acknowledge that violation by one Party of the provisions of Section 5 ("Proprietary Rights to Intellectual Property"), Section 6 ("Confidential Information") or Section 7 ("Nonsolicitation") may cause irreparable harm to the other Party not adequately compensable by monetary damages. In addition to other relief it is agreed that temporary and permanent injunctive relief shall be available to prevent any actual or threatened violation of such provisions as provided by law.

9. Warranties. Compliance with the warranty described in Subsection 9(a)("Performance Warranty") shall be determined at the time of final delivery, either by written Acceptance by Equifax or by substantial beneficial use of the deliverable by Equifax in a production environment for a period of thirty (30) consecutive days pursuant to Section 10(c) ("Acceptance Test and Remedy"). The warranty described in Subsection 9(b)("Year 2000 Warranty") shall not expire prior to the completion of the one (1) year period immediately following the date of such Acceptance for all work performed under a specific TKO. The warranties described in Subsection 9(c)("Non-infringement Warranties") shall continue during the Term hereof and shall survive the termination of this Agreement and any TKO.

         (a) Performance Warranty. Alta represents and warrants that it will use its best reasonable efforts to perform services in a competent and workmanlike manner substantially in accordance with applicable specifications included in the relevant TKO and to assign personnel having a level of skill commensurate with the requirements of the work to be performed. Alta does not warrant that the services, Custom Work Product or any Embedded Software or other deliverable provided hereunder will be entirely free from error or defect. Nothing herein shall preclude Alta from being compensated at its normal rates for revising or debugging deliverables, which is a normal part of the design and development process.

         (b) Year 2000 Warranty. Alta represents and warrants that all Custom Work Product Embedded Software and all other services or deliverables developed by Alta personnel under this Agreement ("Alta Deliverables") shall be Year 2000 compliant. To be Year 2000 Compliant, the Alta Deliverables must at all times before, during and after January 1, 2000 accurately process and handle date and





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time data (including, but not limited to, calculating, comparing, storing, sorting, defining, managing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with the Alta Deliverables likewise properly exchanges date/time data with them in a manner that is similarly Year 2000 Compliant. To the extent that Alta Deliverables must perform collectively as unified information processing system, the Alta Deliverables all must properly exchange date/time data among themselves in accordance with the foregoing "Year 2000 Compliant" definition. The foregoing warranty does not apply insofar as an Alta Deliverable derives date functions from other programs (e.g., operating system run-time libraries, databases or firmware) not developed or provided by Alta personnel nor does it require Alta to workaround or accommodate other programs or data (i.e., non-Alta Deliverables) that are not Year 2000 Compliant using the same or other agreed-upon methodology.

         (c)     Non-infringement Warranties.

         (i)     Alta Non-infringement Warranty.

A. Copyrights and Trade Secrets. Alta represents and warrants that none of the Custom Work Product, Embedded Software, services or deliverables provided by Alta under this Agreement (collectively the "Intellectual Property") will violate or infringe any copyright or the trade secrets of any third party, and Alta further represents and warrants that it is aware of no claim by any third party regarding the violation or infringement of any such copyright or trade secrets in the Intellectual Property.

B. Patents. Alta represents and warrants that, to the best of its knowledge and belief, none of the Intellectual Property will infringe any Patent, and that to the best of its knowledge and belief Alta is aware of no claim by any third party regarding any such infringement.

         (ii) Certain Limitations. The warranty described in clause (i) above does not apply to the extent a claimed infringement is caused by Alta's adherence to Equifax's specifications, or to the extent caused by technology or services not supplied by Alta. In the event of a breach of this Alta Non-infringement Warranty, Alta shall at its own expense, either (a) procure for Equifax and its Affiliates all the rights and licenses granted in this Agreement with respect to the violating or infringing Intellectual Property,
(b) replace or modify the violating or infringing Intellectual Property to make it non-infringing while preserving its original functionality, or (c) if neither of the foregoing remedies (a) and (b) is commercially feasible, remove, and refund the price paid by Equifax for, the violating or infringing Intellectual Property.

         (iii) Alta Infringement Indemnity. Alta agrees to indemnify, defend and hold Equifax and its Affiliates and each of their officers, directors, employees,





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agents, successors and assigns (the "Equifax Group") harmless from and against any and all losses, liabilities, damages, penalties and claim and all related costs and expenses (including reasonable attorneys' fees) related to claims made by third parties against the Equifax Group or against any of its components alleging a breach of Alta's warranties set forth in Subsection
(c)(i) above. Equifax hereby agrees to promptly give notice to Alta of any indemnifiable claim. Equifax hereby agrees to cooperate in all reasonable respects with Alta and its attorneys in the investigation, trial, defense and settlement of any such claim and any appeal arising therefrom. Alta hereby agrees and acknowledges that the Equifax Group or any of its components may, through its attorneys or otherwise, at its own cost and expense, participate in any such investigation, trial, defense and settlement that is being conducted by Alta, of any such claim and any appeal arising therefrom No settlement of a claim that involves a remedy other than the payment of money by Alta shall be entered into without the consent of Equifax, which consent will not be unreasonably withheld.

         (iv) Equifax Non-infringement Warranty. Equifax represents and warrants that, to the best of its knowledge and belief there are no third party patents or other intellectual property rights that would be infringed by Alta's performance of the Equifax specifications required by any TKO.

         (v) No Conflicts Warranty. Alta warrants that it has the full right, power and authority to enter into and perform its obligations under this Agreement and to grant the rights and licenses contained in this Agreement. Alta further warrants that it has neither assigned nor entered into any other relationship by which it purports to transfer any right, title or interest to any technology, process, material or intellectual property right that would be in conflict with the terms of this Agreement, and shall not do so in the future.

         (d) Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION ("WARRANTIES"), ALTA HEREBY DISCLAIMS WITH RESPECT TO ALL SERVICES, CUSTOM WORK PRODUCT, EMBEDDED SOFTWARE OR OTHER DELIVERABLES PROVIDED HEREUNDER, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, ACCURACY, INTEGRATION OR FITNESS FOR A PARTICULAR PURPOSE.

10. Limitation of Remedies & Liabilities. The Parties acknowledge the following provisions have been negotiated and reflect a fair allocation of risk:

         (a) Remedies. Except for certain injunctive relief authorized under Section 8 ("Injunctive Relief') and Section 18 ("Dispute Resolution Procedures"), and except as otherwise provided in Subsections 9(c)(i) ("Alta Non-infringement Warranty"), 9(c)(iii) (Alta Infringement Indemnity), Section 10(c) ("Acceptance Test and Remedy"), and Section 16(b) (Indemnity), Equifax's sole and exclusive remedies





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with respect to Alta's services and Deliverables hereunder shall be (i) to obtain from Alta the repair, replacement or correction of the defective services or Alta Deliverables in a manner that provides the same functionality and performance levels as provided for in Section 9 ("Warranties") and to the TKO at issue, or, if either Party reasonably determines that such remedy is not economically, timely or technically feasible, (ii) to obtain a full refund of amounts paid with respect to the defective services or Alta Deliverables under the TKO at issue. In the event that either Party determines that such remedy is not economically, timely or technically feasible, Alta agrees to provide the transition services to Equifax as set forth in Section 3(c) above.

         (b) Liabilities. EXCEPT FOR (I) BREACH OF THE NONINFRINGEMENT WARRANTIES IN SECTION 9(c)("NON-INFRINGEMENT WARRANTIES"); (II) THE INDEMNITY DESCRIBED IN SECTION 16(b)("INDEMNITY"); (III) THE RECKLESS OR WILLFUL MISCONDUCT OF A PARTY OR ITS PERSONNEL ARISING OUT OF OR IN CONNECTION WITH THE SCOPE OF THEIR DUTIES; OR (IV) FOR NONPAYMENT BY EQUIFAX OF AMOUNTS DUE HEREUNDER.

(i) THE PARTIES SHALL NOT BE LIABLE FOR ANY AMOUNT EXCEEDING THE TOTAL PORTION OF THE CONTRACT PRICE ACTUALLY PAID BY EQUIFAX UNDER THE TKO AT ISSUE;

(ii) NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, MULTIPLE, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, LOST PROFITS, BUSINESS INTERRUPTION OR ATTORNEY FEES, EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

         (c)     Acceptance Test and Remedy.

(i) Acceptance Criteria. Equifax shall in conjunction with Alta, develop mutually acceptable acceptance criteria for each Custom Work Product, Embedded Software, service or deliverable developed or provided, or required to be developed or provided, by Alta under each TKO (collectively the "Deliverables" and individually a "Deliverable"). All acceptance tests shall be promptly prepared at the inception of each TKO or as otherwise agreed, shall be signed by both Parties and shall be attached to the project management plan preferably at the onset of the work under the applicable TKO, but not later than thirty
(30) days prior to the delivery date for each respective Deliverable thereunder, and shall form part of this Agreement. If Equifax cannot in good faith agree with Alta as to the acceptance criteria for an individual TKO, Equifax may initiate the dispute resolution procedures in Section 18, and if the dispute is not resolved, may, in its sole





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discretion, terminate the applicable TKO or this Agreement in accordance with the provisions of Section 3 ("Term").

(ii) Acceptance Testing. Following delivery for each respective Deliverable under any TKO, Equifax will have the right to evaluate and test each such Deliverable to ensure that the Deliverable meets the acceptance criteria and the product specifications set out in the applicable TKO. Equifax shall promptly give notice to Alta after completing the evaluation and testing whether the Deliverable met the acceptance criteria and is functioning in accordance with the specifications (the "Acceptance"). Any such notice by Equifax to Alta that the Deliverables failed to meet the acceptance criteria or function according to specification shall describe such failure in reasonable detail.

(iii) Acceptance Remedy and Termination Right. In the event that a Deliverable fails to meet the acceptance criteria or to function according to specification, Equifax shall deliver a written prioritized fist of items to be addressed by Alta. Upon completion of further debugging, Equifax will again perform the acceptance testing in accordance with Subsection (ii) above. If Equifax determines that Alta's work does not comply with this Agreement, it may invoke the procedures set forth in Section 18 ("Dispute Resolution Procedures') and/or terminate this Agreement or the applicable TKO in accordance with the procedures set forth in Subsection 3(b)("Early Termination of TKO"). A deliverable shall be deemed accepted by Equifax if Equifax issues its written acceptance or if Equifax obtains substantial beneficial use of the deliverable in a production environment for a period of thirty (30) consecutive days.

11. Notices. Except where written notice is required to be given under this Agreement, notices required to be given under this Agreement shall be effective as follows: (a) when delivered in person or successfully transmitted by telecopier ("fax") machine; (b) 1 day after being sent by overnight courier;
(c) 2 days after being sent by first class mail postage prepaid, to the other Party's principal place of business; or (d) 24 hours after being successfully sent by electronic mail return receipt, to the other Party's designated e-mail address. Where written notice is required to be given under this Agreement, such written notices sent to either Party shall be effective as follows: (a) when delivered in person or successfully transmitted by telecopier ("fax") machine; (b) 1 day after being sent by overnight courier; or (c) 2 days after being sent by first class mail postage prepaid, to the other Party's principal place of business. A facsimile of this Agreement and notices generated in good form by a fax machine (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

12. Default. Either Party may be declared in default of this Agreement if it breaches any material provision hereof and fails within ten (10) days after receipt of written notice of default to correct such default or to commence corrective action





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reasonably acceptable to the other Party and proceed with due diligence to completion. Either Party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to it and is not dismissed within thirty (30) days. In the event of the bankruptcy of Alta pursuant to the Bankruptcy Act and an attendant rejection of this Agreement or any license or assignment granted hereunder pursuant to Section 365 thereto the Parties intend that the provisions of the Bankruptcy Act shall apply and Equifax shall be entitled to retain possession of all Custom Work Product delivered to it by Alta under this Agreement and to the extent permitted by law, retain the license rights granted thereunder, subject to the obligations to pay amounts due hereunder.

13. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF GEORGIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

14. Contractor Status. Each Party and its people are independent contractors in relation to the other Party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the Parties.

15. Compliance with Export Regulations. Equifax has or shall obtain in a timely manner all necessary or appropriate licenses, permits or other governmental authorizations or approvals; shall indemnify and hold Alta harmless from and bear all expense of complying with all foreign or domestic laws, regulations or requirements pertaining to the importation, exportation, or use of the technology to be developed or provided herein. Equifax shad take no action, nor omit to take any required action, which would cause either Party to violate the Foreign Corrupt Practices Act of 1977 or the U.S. Export Administration Regulations. The provisions of this section and assurances made herein shall survive termination of this Agreement.

16.      Certain Personnel Issues.

         (a) Generally. If Equifax believes an individual assigned by Alta to a TKO does not perform with the level of skill required by this Agreement, it will give notice thereof to Alta and the Parties will reach a good faith, reasonable accommodation to the staffing assignments, the TKO, or both, that most nearly achieves each Party's legitimate interests. It is acknowledged that Equifax's security and safety policies must be observed at all times while Alta performs work at Equifax's facilities. Alta may appoint an independent agent to conduct drug testing or financial credit checks on Alta personnel assigned to Equifax's premises according to mutually acceptable procedures and criteria to satisfy Equifax's workplace requirements.





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
         (b) Indemnity. Alta will defend, indemnify and hold Equifax harmless from any bodily injury or damage to tangible property caused by the negligent or will misconduct of Alta personnel acting within the scope of their duties while at Equifax's premises.

17. Insurance Requirements. Subject to the terms and conditions of this Agreement, Alta will maintain the following policies of insurance during the Term hereof:

         (a) Worker's compensation insurance in accordance with the applicable statutory requirements of all states of operation covering all employees who will be used in the performance of this Agreement;

        (b) Employers' Liability insurance with limits no less than $500,000/$500,000/$500,000.

         (c) Commercial General Public Liability insurance with a combined single limit of not less than $1,000,000 for bodily injury and property damage. That finance shall include, but not be limited to, contractual liability, independent contractors, completed operations, broad-form property damage, and personal injury coverage. Equifax, its officers, agents and employees will be additional insureds for purposes of this Agreement.

         (d) Automobile Liability insurance (including owned, non-owned and hired vehicles) with a combined single limit of not less than $1,000,000 for bodily injury and property damage combined. Equifax, its officers, agents, and employees shall be additional insureds for the operations under this Agreement.

         (e) Professional Liability insurance insuring the work performed for Equifax under this Agreement with limits of liability of not less than $ 1,000,000 each claim and $ 1,000,000 aggregate.

         (f) A mutually acceptable Fidelity Bond in the amount of $500,000 will be addressed in the TKO.

Alta will place the insurance policies held above with insurance companies who are licensed to do business in Alta's states of operation. The policies will not be modified by any endorsement which restricts or reduces the required coverage, nor will a policy be cancelled until at least thirty (30) days' prior written notice has been given to Equifax Alta will provide certificates of insurance to Equifax evidencing the required policies and coverages no later than thirty (30) days after the effective date of this Agreement and, upon request, after each policy renewal.





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
18.      Dispute Resolution Procedures.

         (a) Any dispute between the Parties either with respect to the interpretation of any provision of the Agreement or with respect to the performance by Equifax or by Alta hereunder shall be resolved as specified in this Section 18. Upon notice of a dispute ("Dispute Notice") being given by either Party to the other Party, this dispute resolution procedure may be invoked. The Dispute Notice should include a detailed description of the dispute. The Party receiving such Dispute Notice will respond by giving notice to the other Party ('Dispute Response") within five (5) business days. Within eight (8) business days of delivery of the Dispute Notice, the designated representatives of each Party will meet for the purpose of endeavoring to resolve such dispute. Such representatives shall discuss the problem and negotiate in good faith, for a period not to exceed 30 days from the date of the Dispute Notice, in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. If such efforts shall fail the Parties and either of them may bring a civil action with respect to such dispute in any court with jurisdiction over the matter and Parties.

         (b) Notwithstanding anything to the contrary in this Section 18, the representatives described in this Section 18(a) shall have the authority to shorten or to stay the time periods set forth in this Section 18 upon the written consent of both Parties' representatives. Notwithstanding any other provision of this Section 18, either Party may resort to court action for a temporary restraining order and/or other injunctive relief at any time if the processes, time periods and delays attendant with the dispute resolution processes set forth in this Section 18 might reasonably be considered to permit or cause irreparable injury or delay to such Party or any third party claiming against such Party.

19. Miscellaneous. This document, Task Order No. 1, any other TKO from time to time executed in accordance with Section I ("General Undertaking") and the Mutual Nondisclosure Agreement referenced in Section 6 ("Confidential Information") constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other communications, whether written or oral This Agreement may be modified or amended only by a writing signed on behalf of Alta by the President and by an authorized representative of Equifax. Equifax may assign the Agreement or any rights and/or obligations hereunder to any Equifax Affidavit. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned without the other Party's prior written consent and any attempt to the contrary shall be void, except Alta may subcontract portions of the work under a TKO. The rights and obligations of the Parties will inure to the benefit of will be binding upon and will be enforceable by the Parties and their lawful successors and assigns. Neither Party shall be liable for delays caused by events beyond its reasonable control. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum





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
requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.

IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.


ALTA SOFTWARE, INC.                                    EQUIFAX SECURE, INC.

By:   /s/ NELSON CARBONELL                             By:  /s/ JEFFREY R. JOHNSON
     ------------------------------------------            --------------------------------------------
         Nelson Carbonell, President
                                                       Name:  Jeffrey R. Johnson
                                                             ------------------------------------------
Date:  5/15/99
      -----------------------------------------
                                                       Title: President & CEO
                                                              -----------------------------------------

                                                       Date:  5/5/99
                                                             ------------------------------------------





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